EXHIBIT 21.1

DESIGNER BRANDS INC.
LIST OF SUBSIDIARIES

Ref. No.	Name	Jurisdiction of Incorporation	Parent Company No.
1	Designer Brands Inc.	Ohio	N/A
2	DSW Shoe Warehouse, Inc.	Missouri	1
3	Brand Card Services LLC	Ohio	1
4	DSW Information Technology LLC	Ohio	1
5	eTailDirect LLC	Delaware	2
6	Ebuys, Inc.	California	2
7	DSW MS LLC	Ohio	1
8	DSW Leased Business Division LLC aka Affiliated Business Group	Ohio	2
9	810 AC LLC	Ohio	1
10	DSW PR LLC	Puerto Rico	2
11	Retail Ventures Services, Inc.	Ohio	7
12	DSW Shoe Warehouse, S.a.r.l.	Luxembourg	2
13	Designer Brands Canada Inc.	Canada	12
14	Camuto LLC	Ohio	2
15	Designer Brand Licensing LLC	Ohio	2
16	Camuto Overseas Holding Subsidiary LLC	Ohio	14
17	Victory Assessoria EM Compras EIRELLA	Brazil	16
18	CGA Design Ltd	Hong Kong	16
19	CGA Dongguan Ltd	China	18
20	VCJS LLC	Connecticut	14
21	VCS Group LLC	Delaware	14
22	Vincent Camuto LLC	Connecticut	14
23	CCI Operations LLC	Ohio	14
24	VC Footwear LLC	Connecticut	23
25	VC Line Building Services LLC	Connecticut	23
26	Hot on Time LLC	Connecticut	23
27	Sole Society Group Inc.	Delaware	23
28	ABG-Camuto, LLC	Delaware	15
29	JEMS, Inc.	Oregon	1
30	DBI Brands Management LLC	Ohio	2
31	Designer Brands Partners LLC	Ohio	14
32	Le Tigre 360 Global LLC	Delaware	15
33	ToPo ATHLETIC LLC	Delaware	31
34	DBI Sourcing - Vietnam LLC	Vietnam	16
35	DBI Trade Co LLC	Ohio	2